EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

THE BOARD OF DIRECTORS
TOTAL S.A.

We consent to the incorporation by reference of our report dated February 17, 2005, with respect to the consolidated balance sheets of Total S.A. and its subsidiaries as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, all expressed in euros, (which report appears in the December 31, 2004 annual report on Form 20-F of Total S.A.) in this Registration Statement on Form S-8.

Paris, La Defense, July 7, 2005

/s/ Ernst & Young Audit
Ernst & Young Audit